ARRANGEMENT AGREEMENT



                                among



                 ULTRAMAR DIAMOND SHAMROCK CORPORATION



                     3007152 NOVA SCOTIA COMPANY



                                 and



                  TOTAL PETROLEUM (NORTH AMERICA) LTD.







                      Dated as of April 15, 1997

                           TABLE OF CONTENTS


I.   THE ARRANGEMENT

     1.01.  The Arrangement
     1.02.  Effective Time

II.  REPRESENTATIONS AND WARRANTIES

     2.01.  Representations and Warranties of Topna
     2.02.  Representations and Warranties of UDS and Canco

III. COVENANTS RELATING TO CONDUCT OF BUSINESS

     3.01.  Conduct of Business
     3.02.  No Solicitation by Topna

IV.  ADDITIONAL AGREEMENTS

     4.01.  Preparation of the Proxy Statement; Topna
            Shareholders Meeting
     4.02.  Access to Information; Confidentiality
     4.03.  Reasonable Efforts
     4.04.  Stock Options
     4.05.  Certain Employee Matters
     4.06.  Indemnification, Exculpation and Insurance
     4.07.  Fees and Expenses
     4.08.  Public Announcements
     4.09.  Affiliates
     4.10.  NYSE Listing
     4.11.  Shareholder Litigation
     4.12.  Issuance of Canco Shares

V.  CONDITIONS PRECEDENT

     5.01. Conditions to Each Party's Obligation to Effect the Arrangement
     5.02.  Conditions to Obligations of UDS and Canco
     5.03.  Conditions to Obligation of Topna
     5.04.  Frustration of Closing Conditions

VI.  TERMINATION, AMENDMENT AND WAIVER

     6.01.  Termination
     6.02.  Effect of Termination
     6.03.  Amendment
     6.04.  Extension; Waiver
     6.05. Procedure for Termination, Amendment, Extension or Waiver

VII.  GENERAL PROVISIONS

     7.01.  Nonsurvival of Representations and Warranties
     7.02.  Notices
     7.03.  Definitions
     7.04.  Interpretation
     7.05.  Counterparts
     7.06.  Entire Agreement; No Third-Party Beneficiaries
     7.07.  Governing Law
     7.08.  Assignment
     7.09.  Enforcement


                                EXHIBITS

Exhibit               Title

   A           Plan of Arrangement
   B           Form of Affiliate Letter


                               SCHEDULES

Schedule               Title

2.01(b)           Subsidiaries
2.01(c)           Options and Rights
2.01(d)           Authority; Noncontravention
2.01(e)           SEC and CSC Documents; Undisclosed Liabilities
2.01(g)           Absence of Certain Changes or Events
2.01(h)           Litigation
2.01(i)           Owned Real Property
2.01(j)           Environmental Matters
2.01(k)           Compliance with Applicable Laws
2.01(l)           Absence of Changes in Benefit Plans
2.01(m)           ERISA Compliance
2.01(n)           Taxes
2.01(p)           Contracts
2.01(s)           Transactions with Affiliates
3.01(a)           Conduct of Business
4.05              Employee Matters
7.03(d)           Officers with Knowledge

                          ARRANGEMENT AGREEMENT


     ARRANGEMENT AGREEMENT, dated as of April 15, 1997, among Ultramar Diamond Shamrock Corporation, a Delaware corporation ("UDS"), 3007152 Nova Scotia Company, a Nova Scotia unlimited liability company and a wholly owned Subsidiary of UDS ("Canco"), and Total Petroleum (North America) Ltd., a Canadian corporation ("Topna").

                                RECITALS

     A. The respective Boards of Directors of UDS, Canco and Topna have determined that the Arrangement and other transactions contemplated hereby (collectively, the "Arrangement Transactions") are consistent with, and in furtherance of, their respective long-term business strategies and goals and have therefore approved the Arrangement Transactions and this Agreement.

     B. UDS, Canco and Topna desire to make certain representations and warranties and agree to certain covenants in connection with the Arrangement Transactions and to prescribe various conditions thereto.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

                          I.  THE ARRANGEMENT

     1.01. The Arrangement. On the terms and subject to the conditions set forth in this Agreement, and in accordance with a plan of arrangement substantially in the form attached hereto as Exhibit A (the "Plan of Arrangement") and the Canada Business Corporations Act (the "CBCA"), Canco will acquire all of the issued and outstanding shares of Topna Common Stock ("Topna Shares") in exchange for shares of Common Stock of UDS ("UDS Shares").

     1.02. Effective Time. Subject to the provisions of this Agreement, as soon as reasonably practicable after the execution of this Agreement, Topna will apply to the Court of the Queen's Bench of Alberta (the
"Court") pursuant to Section 192 of the CBCA for an interim order in substantially the form previously agreed to by UDS and Topna or such other form as Canco and Topna may approve (such approvals not to be unreasonably withheld or delayed) (the "Interim Order") providing for, among other things, the calling and holding of the Topna Shareholders Meeting for the purpose of obtaining the required shareholder approval of the arrangement, including the exchange of securities as contemplated in the Plan of Arrangement (collectively, the "Arrangement"), under Section 192 of the
CBCA. The Interim Order sought by Topna will provide that, for the purpose of the Topna Shareholders Meeting, the requisite majority for the approval of the Arrangement by the shareholders of Topna will be two-thirds of the votes cast by the holders of Topna Shares who vote in respect of the Arrangement. As promptly as practicable after satisfaction or waiver of the conditions set forth in Article V (which will be confirmed at the consummation of the Arrangement, such confirmation to be so confirmed at a meeting to be held at Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York not later than the second business day after such satisfaction or waiver (the "Closing")), Topna will apply for a final order of the Court approving the Arrangement (the "Final
Order" and, together with the Interim Order, the "Arrangement Orders").
If the Final Order is obtained, Topna will file articles of arrangement and such other documents as may be required to give effect to the Arrangement (the "Arrangement Agreements"). Notwithstanding any other provision hereof, Canco and UDS will have the right to approve the Arrangement Orders and the Arrangement Documents (which approval will not be unreasonably withheld or delayed, provided that the Arrangement Orders and the Arrangement Documents (collectively, the "Arrangement Papers") are consistent with this Agreement and do not adversely affect the rights of the parties hereunder or the relative benefits to be obtained from the Arrangement).

                    II.  REPRESENTATIONS AND WARRANTIES

     2.01. Representations and Warranties of Topna. Topna hereby represents and warrants to UDS and Canco that except as disclosed in the Topna SEC Documents filed prior to the date hereof or as set forth on the disclosure schedule delivered by Topna to UDS and Canco prior to the execution of this Agreement (the "Topna Disclosure Schedule"):

     (a) Organization, Standing and Corporate Power. Each of Topna and each of its Subsidiaries (collectively, the "Topna Companies") is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each Topna Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not reasonably be expected to have a Topna Material Adverse Effect. Topna has delivered to UDS, prior to the execution of this Agreement, complete and correct copies of its articles of continuance and bylaws and has made available to UDS complete and correct copies of the articles of incorporation and bylaws (or comparable organizational documents) of each of its Significant Subsidiaries, in each case as amended to date.

     (b) Subsidiaries. Exhibit 21 to Topna's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Topna 1996 10-K") correctly lists all Significant Subsidiaries of Topna. Section 2.01(b) of the Topna Disclosure Schedule correctly lists all other Subsidiaries of Topna. All the outstanding shares of capital of, or other equity interests in, each Subsidiary of Topna or of any of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Topna, free and clear of all pledges, claims, options, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

     (c) Capital Structure. The authorized capital of Topna consists of an unlimited number of Topna Shares, 10,000,000 first preferred shares ("First Preferred"), and 10,000,000 second preferred Shares ("Second Preferred" and, together with the First Preferred, the "Topna Preferred Shares"). At the close of business on the second business day immediately preceding the date hereof (the "Measurement Date"), (i) 39,143,896 Topna Shares were issued and outstanding, (ii) no Topna Preferred Shares were issued or outstanding or held by Topna in its treasury, and (iii) based on Topna's records, 2,440,991 Topna Shares were reserved for issuance pursuant to options listed in Section 2.01(c) of the Topna Disclosure Schedule granted under stock plans listed in Section 2.01(c) of the Topna Disclosure Schedule (the "Topna Stock Plans") and 829,527 Topna Shares (the "Reserved Shares") were reserved under the Topna Stock Plans for issuance pursuant to options that had not yet been granted thereunder. Except as set forth above and excluding the Reserved Shares, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of Topna were issued, reserved for issuance or outstanding. Except as set forth above, at the close of business on the Measurement Date, there were, and as of the Effective Time there will be, no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Topna Company is a party or by which any of them is bound obligating any Topna Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital or other voting securities of any Topna Company or obligating any Topna Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (collectively, "Topna Rights") and no Topna Rights have been issued since the Measurement Date. Section 2.01(c) of the Topna Disclosure Schedule sets forth a complete and correct list of the number of Topna Shares subject to Topna Rights and the exercise prices and other material terms thereof. All outstanding capital shares of Topna are, and all shares which may be issued pursuant to any Topna Right will be, when issued in accordance with the terms of such Topna Right, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are, and as of the Effective Time there will be, no bonds, debentures, notes or other indebtedness or securities (other than Topna Shares) of any Topna Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of any Topna Company may vote ("Topna Voting Debt"). There are no outstanding contractual obligations of any Topna Company to repurchase, redeem or otherwise acquire any capital shares of any Topna Company. As of the close of business on the Measurement Date, there were no outstanding contractual obligations of any Topna Company to vote or to dispose of any capital shares of any Topna Company and no such obligations have arisen since the Measurement Date.

     (d) Authority; Noncontravention. Topna has all requisite corporate power and authority to enter into each of the Arrangement Agreements and, subject to the approvals contemplated in the Arrangement Orders or this Agreement, to consummate the transactions contemplated thereby. The execution and delivery of each of the Arrangement Agreements by Topna and the consummation by Topna of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Topna, subject, in the case of the adoption of this Agreement, to the Topna Shareholder Approval. The Arrangement Agreements have been duly executed and delivered by Topna and constitute legal, valid and binding obligations of Topna, enforceable against Topna in accordance with their terms. The execution and delivery of the Arrangement Agreements do not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof will not, result in the creation of any Lien upon any of the properties or assets of any Topna Company, except such Liens as could not, individually or in the aggregate, reasonably be expected to have a Topna Material Adverse Effect, or conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, (i) the articles of incorporation or bylaws (or the comparable organizational documents) of any Topna Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any Topna Company is a party or which is applicable to any Topna Company or its properties or assets, or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order or decree ("Order") or statute, law, ordinance, rule, regulation or other law (including without limitation the common law) ("Law") applicable to any Topna Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, could not reasonably be expected to have a Topna Material Adverse Effect. No consent, approval, Order or authorization of, or registration, declaration or filing with, any United States, Canadian, federal, provincial, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity") is required by or with respect to any Topna Company in connection with the execution and delivery of any of the Arrangement Agreements by Topna or the consummation by Topna of the transactions contemplated thereby, except (A) pursuant to applicable premerger notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (B) pursuant to applicable requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), as may be required in connection with the Arrangement Agreements and the transactions contemplated thereby; (C) the filings of the Arrangement Documents required by the CBCA and approvals contemplated by Section 1.02; (D) required notices, filings, consents and approvals under the Investment Canada Act and under the Competition Act (Canada); and (E) where the failure to obtain such consents, approvals, orders, or authorizations, registrations, declarations or filings could not, individually or in the aggregate, reasonably be expected to have a Topna Material Adverse Effect.

     (e) SEC and CSC Documents; Undisclosed Liabilities. Since January 1, 1996, Topna has filed or disclosed with the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, information, statements and other documents required to be filed by it with the SEC (the "Topna SEC Documents") and has filed with all Canadian, federal, provincial and local Governmental Entities having jurisdiction with respect to the registration or qualification of Topna Shares and Topna's public reporting obligations as a result of such registration or qualification all forms, reports and documents required to be filed by it therewith (collectively, the "Topna CSC Documents"). As of their respective dates, the Topna SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Topna SEC Documents, and the Topna CSC Documents complied with all applicable Laws and policies in all material respects. Except to the extent that information contained in any Topna SEC Document has been revised or superseded by a later Topna SEC Document or any information in any Topna CSC Document has been revised or superseded by a later filed Topna CSC Document in any such case filed prior to the date hereof (the "Topna Filed SEC/CSC Documents"), none of the Topna SEC Documents or Topna CSC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Topna included in the Topna SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as specified therein) and fairly present in all material respects the consolidated financial position of Topna and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in the consolidated balance sheet of Topna as of December 31, 1996 included within the Topna 1996 10-K (the "12/31/96 Topna Balance Sheet") or as specifically described in the notes thereto, (ii) for liabilities incurred in connection with the Arrangement Agreements or the transactions contemplated thereby, and (iii) for liabilities and obligations incurred since December 31, 1996 in the ordinary course of business consistent with past practice, none of the Topna Companies has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. GAAP to be reflected in a consolidated balance sheet (including without limitation the notes thereto), including without limitation liabilities arising under any Laws relating to the protection of health, safety or the environment ("Environmental Laws"). Topna has previously delivered to UDS its business plan for the period 1997-2001 (the "Five-Year Plan"), including the material assumptions on which it was based. The Five-Year Plan has been prepared in good faith and is based upon assumptions believed by management to be reasonable for the purposes for which it was prepared at the time it was made. Giving effect to changes in the refining and petroleum products and convenience store marketing business generally in the United States since the time the Five-Year Plan was prepared, the executive officers of Topna have no reason to believe that any such assumption is no longer valid for such purposes in any material respect.

     (f) Information Supplied. None of the information to be supplied by Topna specifically for inclusion or incorporation by reference in the proxy statement relating to the Topna Shareholders Meeting (the "Proxy Statement") will, at the date it is first mailed to Topna's shareholders or at the time of the Topna Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with all Laws applicable thereto, except that no representation or warranty is made by Topna herein or in the immediately preceding sentence with respect to statements made or incorporated by reference therein based on information supplied by UDS or Canco specifically for inclusion or incorporation by reference in the Proxy Statement.

     (g) Absence of Certain Changes or Events. Since December 31, 1996, Topna has conducted its business only in the ordinary course and, except as expressly contemplated in this Agreement, there has not been (i) any event, change or condition which could reasonably be expected to result in a Topna Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of Topna's capital, other than regular quarterly dividends of U.S. $0.075 per Topna Share, (iii) any split, combination or reclassification of any of Topna's capital or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Topna's capital, (iv) (A) any granting by any Topna Company to any of its directors, officers or other key employees of any increase in compensation, (B) any granting by any Topna Company to any such director, officer or key employee of any increase in severance or termination pay or incurrence of any obligation in respect thereof, or (C) any entry by any Topna Company into any employment, severance or termination agreement with any such executive officer or key employee, (v) any transaction between any Topna Company and any officer, director or shareholder of any Topna Company, or any Affiliate, associate or relative of any of the foregoing, or any payment to or for the benefit of, directly or indirectly, any of the foregoing, other than transactions in the ordinary course of business with Total, a French societe anonyme ("Total"), described by category on the Topna Disclosure Schedule, and (vi) any transaction consummated or agreement entered into by any Topna Company that would be required to be described on the Topna Disclosure Schedule pursuant to Rule 402 or 404 of the SEC's Regulation S-K if such Rules applied to disclosures by the Topna Companies on the Topna Disclosure Schedule (any such transaction or agreement, a "Related-Party Transaction"). For purposes of this Agreement, "key employee" means any employee whose current salary and targeted bonus exceeds U.S. $100,000 per annum.

     (h) Litigation. Except for claims for money damages alone of less than $250,000 in respect of any single claim or series of related claims, there is no suit, judicial or regulatory action or proceeding pending or, to the Knowledge of Topna, threatened, against or affecting any Topna Company, any Order or notice of any Order of any Governmental Entity or arbitrator outstanding against Topna or any of its Subsidiaries, or, to the Knowledge of Topna, any such threatened or proposed Order.

     (i) Owned Real Property. All real property owned by a Topna Company (the "Owned Real Property") and all real property leased by any Topna Company ("Leased Real Property") is so owned or leased, as the case may be, free and clear of all Liens, mortgages, easements, rights-of-way or other restrictions of any nature whatsoever, except for (A) Liens that are listed or described on Section 2.01(i) of the Topna Disclosure Schedule,
(B) mechanics', carriers', workers', warehouseman's, materialman's, repairmen's or other Liens arising or incurred in the ordinary course of business, (C) Liens for taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty, (D) other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto in the business as presently conducted, and (E) other Liens arising as a matter of Law.

     (j) Environmental Matters. The Topna Companies have conducted all operations at or from the Owned Real Property and Leased Real Property in compliance with all applicable Environmental Laws. None of the Topna Companies has received any directive, order, notice, request for information or demand from any federal, state or local Governmental Authority, with jurisdiction to enforce the Environmental Laws asserting any non-compliance or violation of the Environmental Laws, or identifying any of the Topna Companies as a potential responsible party liable or potentially liable under any applicable Environmental Laws for the investigation or remediation of any real property, including any Owned Real Property and Leased Real Property, formerly owned or operated real property, or any off-site facilities at which any of the Topna Companies has disposed of waste. To the Knowledge of Topna, there are no conditions existing at any Owned Real Property, Leased Real Property and formerly owned or operated real properties that require remedial, corrective action or monitoring under any applicable Environmental Laws. To the Knowledge of Topna, no Topna Company has contractually or by operation of any Environmental Law assumed any liabilities arising under the Environmental Laws of any predecessors or any other Person.

     (k) Compliance with Applicable Laws. The Topna Companies hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities which are material to the operation of the businesses of the Topna Companies, taken as a whole, as conducted on the date hereof (the "Topna Permits"). The Topna Companies are in compliance with the terms of the Topna Permits and all applicable Laws. No action, demand, requirement or investigation by any Governmental Entity with respect to any of the Topna Companies is pending or, to the Knowledge of Topna, threatened.

     (l) Absence of Changes in Benefit Plans. Since December 1, 1996, except as set forth in Section 2.01(l) of the Topna Disclosure Schedule or as contemplated in Section 4.05, (i) there has not been any adoption or amendment by any of the Topna Companies of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of any Topna Company and (ii) no Topna Company has entered into any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director thereof.

     (m) ERISA Compliance. (i) The Topna Disclosure Schedule sets forth all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit arrangements or policies, including without limitation severance pay, sick leave, vacation pay, salary, continuation, retirement, savings, deferred compensation, bonus, stock purchase, stock option, hospitalization, medical insurance, life insurance and scholarship programs, (1) maintained by any of the Topna Companies and
(2) to which any of the Topna Companies contributes or is obligated to contribute, in either case on behalf of current or former employees of any of the Topna Companies or any current or former employees of Total or any Affiliate thereof who as of the date hereof perform or performed services primarily for any of the Topna Companies (any such current employees being referred to herein collectively as "Business Employees"), other than any Multiemployer Plan (as defined below) (the "Employee Benefit Plans") maintained or contributed to by any Person (whether or not incorporated) which is treated as a single employer under Section 414(b), (c), (m) or
(o) of the Internal Revenue Code of 1986, as amended (the "Code") (an "ERISA Affiliate"). Topna has previously delivered or made available to UDS a complete and correct copy of each of the Employee Benefit Plans.

    (ii) None of the Topna Companies or any of their ERISA Affiliates has incurred any liability or obligation that would result in a material adverse effect due to a complete or partial withdrawal from any plan described in Section 3(37) of ERISA (a "Multiemployer Plan") prior to the date hereof, nor has any of them incurred any liability or obligation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect due to the termination or reorganization of a Multiemployer Plan, in either case which remains unsatisfied as of the date hereof.

   (iii) Each Employee Benefit Plan intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto has received a determination letter from the Internal Revenue Service (the "IRS") that they are so qualified and exempt from federal income taxation under
Section 401 of the Code, and, to the Knowledge of Topna, nothing has occurred with respect to the operation of any such Employee Benefit Plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

    (iv) No accumulated funding deficiencies exist in any of the Employee Benefit Plans subject to Section 412 of the Code. No waivers of the minimum funding requirements of Section 412 of the Code have been requested or obtained by any of the Topna Companies or any of their ERISA Affiliates.

     (v) Complete and correct copies of the following documents with respect to each of the Employee Benefit Plans, as applicable, have been delivered or made available to UDS by Topna: (A) all material Employee Benefit Plans and related trust documents, and amendments thereto, (B) the most recent Forms 5500, (C) the most recent IRS determination letter, (D) summary plan descriptions, and (E) the most recent actuarial report.

    (vi) There are no pending actions, claims or lawsuits which have been asserted or instituted against any Topna Company, the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator or, to the Knowledge of Topna, against any fiduciary of the Employee Benefit Plans, concerning the operation of any such plan (other than routine benefit claims made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted), nor does Topna have Knowledge of facts which could reasonably be expected to form the basis for any such claim or lawsuit, except with respect to any such claim or lawsuit which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

   (vii) Except for (A) any failures to maintain any Employee Benefit Plan or (B) any prohibited transactions that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect, the Employee Benefit Plans have been maintained in accordance with their terms and with all applicable provisions of ERISA (including rules and regulations thereunder) and other applicable federal and state Laws, and none of the Topna Companies, or to the Knowledge of Topna, any other "party in interest" or "disqualified person" with respect to the Employee Benefit Plans, has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to which an excise tax or penalty could reasonably be expected to be imposed against any of the Topna Companies. To the Knowledge of Topna, no fiduciary of any of the Employee Benefit Plans has, or could reasonably be expected to become subject to, on account of actions taken prior to the date hereof, any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan, insofar as such liability could reasonably be expected to have any adverse effect on the benefits or participation of any Business Employee.

    (viii) None of the Topna Companies or any of their ERISA Affiliates has terminated any pension plan, as defined in Section 3(2) of ERISA and which is subject to Title IV of ERISA or Section 412 of the Code ("Pension Plan"), or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (other than for the payment of premiums) or to a trustee appointed under Section 4042 of ERISA, for which any of the Topna Companies would be liable following the date hereof. All premiums due the PBGC with respect to the Pension Plans have been paid when due.

    (ix) No liability under any Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code respect to any current or former Business Employee has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA or higher by Standard & Poor's Corporation or the equivalent by any other nationally recognized rating agency.

     (x) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) except as provided in Section 4.04 and 4.05, result in any payment which would be considered a "parachute payment" under Section 280G of the Code, without reference to whether such payment is made to a "disqualified individual" for purposes of Section 280G of the Code, becoming due to any current or former Business Employee, (B) except as disclosed in Sections 4.05 and
4.06 and Schedule 4.05, increase any benefits otherwise payable to any current or former Business Employee under any Employee Benefit Plan or other material agreement to which any of the Topna Companies is subject, or (C) except as provided in Section 4.04, result in the acceleration of the time of payment or vesting of any such benefits, including to any such payment, increase or acceleration that individually or collectively could give rise to any amount that would not be deductible pursuant to Section 280G of the Code.

    (xi) Except as described in Section 4.05, none of the Topna Companies has any Contract, plan or commitment to create any additional Employee Benefit Plan covering any current or former Business Employee or to modify any existing Employee Benefit Plan with respect to any current or former Business Employee.

   (xii) There has been no "mass layoff" or "plant closing," as defined in the Worker Adjustment and Retraining Notification Act ("WARN") or any similar state or local "plant closing" law, with respect to the employees of any of the Topna Companies with respect to which any of the Topna Companies could be subject to liability in the future, except with respect to any such liability which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

     (n) Taxes. (i) Each Topna Company has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and each Topna Company has paid (or Topna has paid on behalf of the other Topna Companies) all taxes shown as due on such returns. The most recent financial statements contained in the Topna SEC Documents reflect reserves that are adequate under U.S. GAAP for all taxes payable or which may become payable by the Topna Companies for all taxable periods and portions thereof through the date of such financial statements.

    (ii) No material deficiencies for taxes have been proposed, asserted or assessed against any Topna Company that are not adequately reserved for in the 12/31/96 Topna Balance Sheet. The income tax returns of the Topna Companies consolidated in such returns have been examined and closed, or the applicable statutes of limitations with respect to such returns after giving effect to any and all extensions and waivers have expired, or remain open only for the periods described in the Topna Disclosure Schedule, and except as reflected therein are not currently under audit or examination by any taxing authority.

   (iii) None of the Topna Companies is a party to, or is bound by, any tax allocation or tax sharing agreement with any third party, or has any current or potential contractual obligation to indemnify any other Person, with respect to any material amount of taxes.

    (iv) Each Topna Company has withheld and paid all taxes required by it to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except where the failure to withhold and pay such taxes, individually or in the aggregate, could not reasonably be expected to have a Topna Material Adverse Effect.

     (v) The information set forth in Section 2.01(n)(v) of the Topna Disclosure Schedule represents Topna management's best estimate of the minimum amount of adjusted cost base to Topna of the shares of Total Petroleum, Inc., Topna's direct wholly owned Subsidiary ("TPI"), and the exempt surplus of TPI in respect of Topna, in each case in accordance with applicable Canadian tax Law (the sum of such adjusted cost base and exempt surplus, the "TPI Tax Basis").

    (vi) As used in this Agreement, "taxes" includes all United States, Canadian, federal, state, provincial, foreign and local income, property, sales, excise and other taxes or similar governmental charges.

     (o) Insurance. The Topna Companies are insured, and will be so insured through the Effective Time, against risks and in aggregate amounts deemed to be reasonable and sufficient in the judgment of management and consistent in all material respects with then-prevailing industry practice.

     (p) Contracts. The Topna Disclosure Schedule lists each written or oral contract, lease or other legally binding obligation of a contractual nature (a "Contract") which is of a type identified below:

          (i) Contract for the employment of any Person or any consulting Contract with any current or former director or officer of Topna, Total or any Affiliate thereof;

         (ii)  Contract with any labor union or association;

        (iii) Contract pertaining to a Related-Party Transaction with any director, officer or Affiliate of Topna, other than those entered into with Total in the ordinary course of business of a type described on the Topna Disclosure Schedule;

         (iv) indenture, note, loan or credit agreement or other Contract relating to the borrowing of money or the payment of interest thereon, or issuance of any material letters of credit, by any of the Topna Companies or to the direct or indirect guarantee or assumption by any of the Topna Companies of any material obligation of any other Person other than lease financing transactions, borrowings under existing revolving credit agreements and similar transactions in any such case in the ordinary course of business; or

          (v) other Contract to which it is a party that is material to the Topna Companies, taken as a whole, or which, individually or in the aggregate, could reasonably be expected to have a Topna Material Adverse Effect.

Each Contract listed or required to be listed in the Topna Disclosure
Schedule is a valid and binding obligation of the parties thereto enforceable in accordance with its terms and in full force and effect, and no Topna Company is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any such Contract, and, to the Knowledge of Topna, none of the other parties to any such Contract is (with or without the lapse of time or the giving of notice, or both) in such breach or default thereunder, except for such of the foregoing as could not, individually or in the aggregate, reasonably be expected to have a Topna Material Adverse Effect.

     (q) Material Misstatements or Omissions. No statements, representations or warranties by Topna contained herein (including the Topna Disclosure Schedule), contains or will contain any untrue statement of a material fact.

     (r) Voting Requirements. Subject to obtaining the Arrangement Orders, the affirmative vote of the holders of two-thirds of the Topna Shares represented in person or by proxy at the Topna Shareholders Meeting and actually voted thereat ("Topna Shareholder Approval") is the only vote of the holders of any class or series of Topna's capital necessary to approve and adopt this Agreement and the transactions contemplated hereby or by any other Arrangement Agreement.

     (s) Transaction With Affiliates. No Affiliate of any Topna Company is involved in any business arrangement or relationship, other than solely as an employee, with any Topna Company (whether written or oral), and none of such Affiliates owns any property or right, tangible or intangible, which is used in the business of any Topna Company. All transactions set forth on the Topna Disclosure Schedule in which any Affiliate has an interest were or are on terms no less favorable than could be obtained from an unrelated third party.

     (t) Brokers. No broker, investment banker, financial advisor or other Person, other than Credit Suisse First Boston Corporation ("CSFB"), the fees and expenses of which will be paid by Topna, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by any of the Arrangement Agreements based upon arrangements made by or on behalf of Topna. Topna has furnished to UDS complete and correct copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

     (u) Opinion of Financial Advisor. Topna has received the opinion of CSFB dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the Shareholders of Topna in the Arrangement is fair to such shareholders from a financial point of view, and a copy of such opinion has been delivered to UDS.

     (v) Ownership of UDS Shares. Except for holdings of less than 1% of the outstanding securities of any class or ownership of any employee plan or related trust (such exception, the "1% Exception"), neither Topna nor, to its Knowledge, any of its Affiliates (other than any employee benefit trust or plan) (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of UDS.

     2.02.  Representations and Warranties of UDS and Canco.   UDS and
Canco, jointly and severally, hereby represent and warrant to Topna that, except as disclosed in the UDS SEC Documents filed prior to the date hereof or as set forth on the disclosure schedule delivered by UDS to Topna prior to the execution of this Agreement (the "UDS Disclosure Schedule"):

     (a) Organization, Standing and Corporate Power. Each of UDS, Canco and UDS's Significant Subsidiaries (collectively, the "UDS Companies") is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each UDS Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, could not be reasonably expected to have a UDS Material Adverse Effect. UDS will deliver to Topna, within 10 days after the execution of this Agreement, complete and correct copies of its and Canco's certificates of incorporation and bylaws (or comparable organizational documents), in each case as amended to date.

     (b) Subsidiaries. UDS's Annual Report on Form 10-K for the year ended December 31, 1996 correctly lists all Subsidiaries of UDS which as of the date of this Agreement are Significant Subsidiaries.

     (c) Capital Structure of UDS. The authorized capital stock of UDS consists of 250,000,000 UDS Shares and 25,000,000 shares of preferred stock of UDS ("UDS Preferred Shares"). Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of UDS were issued, reserved for issuance or outstanding. Except (i) as set forth on the UDS Disclosure Schedule, (ii) for the UDS Rights and (iii) for options granted pursuant to stock option plans filed as exhibits to UDS's SEC Documents, at the close of business on the Measurement Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any UDS Company is a party or by which any of them is bound obligating any UDS Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of any UDS Company or obligating any UDS Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (collectively, "UDS Rights") and no UDS Rights have been issued since the Measurement Date. All outstanding shares of capital stock of UDS are, and all shares which may be issued pursuant to any UDS Right will be, when issued in accordance with the terms of such UDS Right, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are, and as of the Effective Time there will be, no bonds, debentures, notes or other indebtedness of any UDS Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of any UDS Company may vote ("UDS Voting Debt"). The UDS Shares to be issued in the Arrangement have been duly authorized and, when issued and delivered in accordance herewith, will be validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof. Canco is a newly formed, wholly owned Subsidiary of UDS that has not engaged in any substantial business prior to the date hereof.

     (d) Authority; Noncontravention. Each of UDS and Canco has the requisite corporate or other power and authority to enter into each Arrangement Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each of the Arrangement Agreements by UDS and Canco, as applicable, and the consummation by them of the transactions contemplated thereby have been duly authorized by all necessary corporate or other action on the part of UDS and Canco. The Arrangement Agreements have been duly executed and delivered by each of UDS and Canco, as applicable, and constitute legal, valid and binding obligations of them, enforceable against them in accordance with the terms thereof. The execution and delivery of the Arrangement Agreements do not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof will not, result in the creation of any Lien upon any of the properties or assets of any UDS Company, except such Liens as could not, individually or in the aggregate, reasonably be expected to have a UDS Material Adverse Effect, or conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, (i) the certificate of incorporation or bylaws (or the comparable organizational documents) of any UDS Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to or its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Order or Law applicable to any UDS Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, could not reasonably be expected to have a UDS Material Adverse Effect. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any UDS Company in connection with the execution and delivery of the Arrangement Agreements by UDS or Canco or the consummation by UDS or Canco of the transactions contemplated thereby, except (A) pursuant to applicable premerger notification and waiting period requirements under the HSR Act; (B) pursuant to applicable requirements under the Exchange Act as may be required in connection with the Arrangement Agreements and the transactions contemplated thereby; (C) the filing of appropriate documents with the relevant Governmental Entities of other states in which UDS or Canco is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" Laws; (D) filings with and approvals of the New York Stock Exchange ("NYSE") and Montreal Exchange ("ME") to permit the UDS Shares that are to be issued in the Arrangement or under the Topna Stock Plans to be listed on the NYSE and ME; (E) required notices, filings, consents and approvals under the Investment Canada Act and under the Competition Act (Canada); and (F) such consents, approvals, Orders or authorizations the failure of which to be made or obtained could not, individually or in the aggregate, reasonably be expected to have a UDS Material Adverse Effect.

     (e) SEC Documents; Undisclosed Liabilities. UDS has filed or disclosed all required reports, schedules, forms, information statements and other documents with the SEC since January 1, 1996 (the "UDS SEC Documents"). As of their respective dates, the UDS SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such UDS SEC Documents. Except to the extent that information contained in any UDS SEC Document has been revised or superseded by a later UDS SEC Document, none of the UDS SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of UDS included in the UDS SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as specified therein) and fairly present in all material respects the consolidated financial position of UDS and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or as specifically described in the notes thereto, (ii) for liabilities incurred in connection with the Arrangement Agreements or the transactions contemplated thereby, and (iii) for liabilities and obligations incurred since December 31, 1996 in the ordinary course of business consistent with past practice, none of the UDS Companies has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including without limitation liabilities arising under any Environmental Laws, required by U.S. GAAP to be reflected in a consolidated balance sheet (including without limitation the notes thereto) of UDS and its consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a UDS Material Adverse Effect.

     (f) Information Supplied. None of the information to be supplied by UDS or Canco specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Topna's shareholders or at the time of the Topna Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Absence of Certain Changes or Events. Except (i) as disclosed in the UDS SEC Documents, (ii) for the transactions provided for in the Arrangement Agreements, and (iii) for liabilities incurred in connection with or as a result of the Arrangement Agreements since December 31, 1996, UDS has conducted its business only in the ordinary course, and there has not been (A) any UDS Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of UDS's capital stock, other than regular quarterly dividends of U.S. $0.275 per UDS Share and U.S. $0.625 per share of UDS 5% Cumulative Convertible Preferred Stock, (C) any split, combination or reclassification of any of UDS's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of UDS's capital stock, or (D) except insofar as required by a change in U.S. GAAP, any change in accounting methods, principles or practices by UDS materially affecting its assets, liabilities or business.

     (h) Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by UDS, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Arrangement Agreements based upon arrangements made by or on behalf of UDS or Canco. UDS has furnished to Topna true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

     (i) Ownership of UDS Shares. Subject to the 1% Exception, neither UDS nor, to its Knowledge, any of its Affiliates (other than any employee benefit trust or plan) (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Topna.

                 III.  COVENANTS RELATING TO CONDUCT OF BUSINESS

     3.01. Conduct of Business. (a) Conduct of Business by Topna. Except as set forth in Section 3.01 of the Topna Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Topna will, and will cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws. Without limiting the generality or effect of the foregoing, prior to the Effective Time, Topna will (i) consult with UDS at such times as UDS may reasonably request with respect to all material matters pertaining to the business, financial condition and results of operations of the Topna Companies, including, prior to the approval thereof, in respect of any matter which (whether under Topna's constituent documents, resolutions of the Board of Directors of Topna (the "Topna Board"), applicable Law or Topna's ordinary practice) requires the approval of the Topna Board or the Chief Executive Officer of Topna or TPI, (ii) not take, or fail to take, any action which is materially inconsistent with the assumptions underlying the Five-Year Plan, and (iii) cooperate with UDS and Canco in the development of a transition and consolidation plan to be effective as of the Effective Time. Except as set forth in Section 3.01 of the Topna Disclosure Schedule, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Topna will not, and will not permit any of its Subsidiaries to:

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of Topna to its parent, or by a Subsidiary that is partially owned by Topna or any of its Subsidiaries, provided that Topna or any such Subsidiary receives its proportionate share thereof, and other than the regular quarterly dividends of U.S. $0.075 per Topna Share, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
     (C) purchase, redeem or otherwise acquire any capital shares or any other securities of any Topna Company or any rights, warrants or options to acquire any such shares or other securities;

         (ii) issue, deliver, sell, pledge or otherwise encumber (A) any shares of capital stock, any other voting securities (including without limitation any Topna Voting Debt) or any securities convertible into any such shares or voting securities or (B) any rights to acquire any such shares, voting securities or convertible securities (other than the issuance of Topna Shares upon the exercise of Topna Rights outstanding on the date of this Agreement which are accurately listed and described on the Topna Disclosure Schedule in accordance with the present terms thereof);

        (iii) amend its articles of incorporation or bylaws (or comparable organizational documents);

         (iv) acquire, whether by merger, consolidation or purchase of a substantial portion of the assets, or any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization, or any division thereof, except for (A) such acquisitions which do not, individually or in the aggregate, involve the payment of consideration exceeding U.S. $5,000,000, (B) purchases of inventory, feedstock and other items in the ordinary course of business consistent with past practice, and (C) capital expenditures as to any particular project contemplated by the total projection therefor reflected in the Five-Year Plan;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (A) in the ordinary course of business consistent with past practice, (B) financing transactions, including sales of receivables, on a basis consistent with past practice, and (C) sales of assets for an amount (whether in cash or in kind) which in the aggregate exceeds U.S. $5,000,000;

         (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Topna Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for lease financing transactions, borrowings under existing revolving credit arrangements and short-term borrowings, letters of credit or similar financial transactions in any such case in the ordinary course of business consistent with past practice and not otherwise in breach of any provision hereof or to finance capital expenditures made in accordance with this Agreement or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than (1) to Topna or any Subsidiary of Topna, (2) to officers and employees of any Topna Company for travel, business or relocation expenses, or (3) loans or advances to jobbers and similar Persons, in any such case in the ordinary course of business consistent with past practice;

        (vii) make or agree to make any capital expenditures as to any particular project not contemplated by the total projection therefor reflected in the Five-Year Plan;

       (viii) make any material tax election, waive the tolling of any statute of limitations relating to any material tax liability or settle, compromise or agree on any tax liability with the IRS, any Canadian, provincial, state or local tax authority or any third party pertaining to income, excise or franchise taxes without, in the case of any such settlement, compromise or agreement, the prior consultation with and consent of UDS (such consent not to be unreasonably withheld or delayed) or any other material tax liability;

         (ix) except as required by Law or contemplated hereby, enter into, adopt, amend or terminate any Topna Employee Benefit Plan or any other agreement, plan or policy involving any Topna Company and one or more of its directors, officers or employees, or change any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans, or change the manner in which contributions to any pension plans are made or the basis on which such contributions are determined;

          (x) increase the compensation of any director, officer or other key employee of any Topna Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person, except (A) pursuant to existing agreements or arrangements or in the ordinary course of business consistent with past practice and described in Section 3.01(a)(x) of the Topna Disclosure Schedule and (B) except, as to any key employee, as a result of a change or increase relating to a promotion to a higher position;

         (xi) engage in any transaction with any officer, director or shareholder of any Topna Company, or any Affiliate, associate or relative of any of the foregoing, or make any payment to or for the benefit of, directly or indirectly, any of the foregoing, except as described by category in Section 3.01(a)(xi) of the Topna Disclosure Schedule or pursuant to existing agreements, the existence of which does not constitute a breach of any other provision hereof;

        (xii) enter into any Contract involving the purchase or sale of crude oil or any supply Contract having a term expiring after December 31, 1997, except (A) in accordance with Section 3.01(a) of the Topna Disclosure Schedule, (B) petroleum hedging contracts in the ordinary course of business consistent with past practice, and (c) lease purchase contracts;

       (xiii) authorize, or commit or agree to take, any of the foregoing actions; or

        (xiv) except as set forth in Section 3.01(a)(xiv) of the Topna Disclosure Schedule, decrease or increase the types or levels of supplies and standard parts or otherwise maintain inventories (whether crude oil products, catalyst, merchandise, materials or other inventory) at other than normal operating levels consistent with past practices, or voluntarily modify any insurance referred to in Section 2.01(o) in any material respect prior to the Effective Time.

     (b) Conduct of Business by UDS. Except as set forth in Section 3.01 of the UDS Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, UDS will not, and will not permit any of its Subsidiaries to, *** other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of UDS to its parent, or by a Subsidiary that is partially owned by UDS or any of its Subsidiaries, provided that UDS or any such Subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly dividends, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of any UDS Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or *** authorize, or commit or agree to take, any of the foregoing actions.

     (c) Coordination of Dividends. Each of UDS and Topna will coordinate with the other regarding the declaration and payment of dividends in respect of the UDS Shares and the Topna Shares and the record dates and payment dates relating thereto, it being the intention of UDS and Topna that any holder of Topna Shares will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Topna Shares and/or any shares of UDS Shares any such holder may receive in exchange therefor pursuant to the Arrangement.

     (d) Other Actions. Except as required by Law, Topna and UDS will not, and will not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Arrangement Agreements that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Arrangement set forth in
Article V not being satisfied.

     (e) Advice of Changes. Topna and UDS will promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in any Arrangement Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with, or satisfy in any material respect, any covenant or condition to be complied with or satisfied by it under any Arrangement Agreement, or (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of its representations and warranties or the ability of the conditions set forth in Article V to be satisfied; provided, however, that no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties under any Arrangement Agreement.

     (f) Dissenting Shares. Topna will give UDS (i) prompt notice of any written objections to the resolutions in respect of the Arrangement at the Topna Shareholders Meeting, withdrawals of such objections and any other documents received by it pursuant to Section 190 of the CBCA and the applicable provisions of the Plan of Arrangement (together, the "Dissenting Share Provisions") and received by Topna from holders of Topna Shares who exercise rights of dissent (such shares, "Dissenting Shares") and (ii) the opportunity to participate in all negotiations and proceedings with respect to Dissenting Shares. Topna will not, except with the prior written consent of UDS, voluntarily make any payment with respect to any Dissenting Shares or offer to settle or settle any claim, demand or proceeding in respect thereof. Notwithstanding any other provision hereof, effective as of the Effective Time, all Dissenting Shares will cease to represent Topna Shares and will thereafter represent only the rights provided in the Dissenting Share Provisions.

     3.02. No Solicitation by Topna. (a) From and after the date hereof, Topna will not, nor will it permit any of its Subsidiaries or Affiliates controlled by it to, nor will it authorize or permit any of its or any other such Person's officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representatives retained by it or any of its Subsidiaries (collectively, "Representatives") to, directly or indirectly through another Person, (i) solicit, initiate or encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Topna Takeover Proposal or (ii) furnish any confidential information to any Person, or participate in any discussions or negotiations, regarding any Topna Takeover Proposal; provided, however, that if the Topna Board determines in good faith, after consulting with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Topna's shareholders under applicable Law, Topna may, in response to a Topna Takeover Proposal which was not solicited by it on or after the date hereof or which did not otherwise result from a breach of this Section 3.02(a), and subject to compliance with Section 3.02(c),
(A) furnish information with respect to the Topna Companies to any Person pursuant to a customary confidentiality agreement (as determined in good faith by Topna after consultation with its outside counsel) and (B) participate in negotiations regarding such Topna Takeover Proposal. For purposes of this Agreement, "Topna Takeover Proposal" means any inquiry, proposal or offer from any Person on or after the date hereof relating to any direct or indirect acquisition or purchase of 10% or more of the assets of Topna and its Subsidiaries or 10% or more of any class of equity securities of Topna or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Topna or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Topna or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     (b) Neither the Topna Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to UDS or Canco, the approval or recommendation by the Topna Board or such committee of the Arrangement or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Topna Takeover Proposal, or (iii) cause Topna to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Topna Acquisition Agreement") related to any Topna Takeover Proposal, provided that, in the event that the Topna Board determines in good faith, after it has received a Topna Superior Proposal and after consulting with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Topna's shareholders under applicable Law, the Topna Board may (subject to this and the following sentences) withdraw or modify its approval or recommendation of the Arrangement or this Agreement, approve or recommend such Topna Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Topna to enter into any Topna Acquisition Agreement with respect to any Topna Superior Proposal), but in each of the cases set forth in this sentence, only (A) at a time that is after the fifth business day following UDS's receipt of written notice advising UDS that the Topna Board has received a Topna Superior Proposal, specifying the material terms and conditions of such Topna Superior Proposal and identifying the person making such Topna Superior Proposal and (B) prior thereto or simultaneously therewith, Topna shall have paid the Termination Fee. For purposes of this Agreement, a "Topna Superior Proposal" means any proposal received by Topna after the date hereof by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Topna Shares then outstanding or all or substantially all the assets of Topna and otherwise on terms which the Topna Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide value to Topna's shareholders that is greater than that provided by the Arrangement and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Topna Board, is reasonably available to such third party.

     (c) In addition to the obligations of Topna set forth in Sections 3.02(a) and 3.02(b), Topna will immediately advise UDS orally and in writing of any request for information or of any Topna Takeover Proposal, the material terms and conditions of such request or Topna Takeover Proposal and the identity of the Person making such request or Topna Takeover Proposal. Topna will keep UDS reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Topna Takeover Proposal.

     (d) Nothing contained in this Section 3.02 will prohibit Topna from making any disclosure to Topna's shareholders if, in the good faith judgment of the Topna Board, after consultation with outside counsel, the failure so to disclose would be inconsistent with its fiduciary duties to Topna's shareholders under applicable Law or would result in a violation of Rule 14e-2(a) under the Exchange Act; provided, however, that neither Topna nor the Topna Board nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Arrangement or approve or recommend, or propose publicly to approve or recommend, a Topna Takeover Proposal, except as expressly provided in Section 3.02(b).

                       IV.  ADDITIONAL AGREEMENTS

     4.01. Preparation of the Proxy Statement; Topna Shareholders Meeting. (a) Topna will use all reasonable efforts to cause the Proxy Statement to be mailed to Topna's shareholders as promptly as practicable. Subject to the Interim Order, UDS will on a timely basis provide Topna with all such information as may be required to be included in the Proxy Statement which relates to it and Canco and will take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable securities Laws of any State of the United States or any province of Canada in connection with the issuance of UDS Shares in the Arrangement and under the Topna Stock Plans and Topna will furnish all information concerning Topna and the holders of Topna Shares as may be reasonably requested in connection with any such action.

     (b) Subject to the Interim Order, Topna will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Topna Shareholders Meeting") for the purpose of obtaining the Topna Shareholder Approval. Without limiting the generality of the foregoing but subject to Section 3.02(b), Topna agrees that its obligations pursuant to the first sentence of
Section 4.01(b) will not be affected by the commencement, public proposal, public disclosure or communication to Topna of any Topna Takeover Proposal, and Topna will, through the Topna Board, recommend to its shareholders the approval and adoption of this Agreement, the Arrangement and the other transactions contemplated hereby.

     4.02. Access to Information; Confidentiality. Subject to the previously executed confidentiality agreement between UDS and Topna (the "Confidentiality Agreement"), each of UDS and Topna will, and Topna will cause each of its Subsidiaries to, afford to the other party and to the Representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books and records, contracts, commitments, and personnel and, during such period, each of UDS and Topna will, and Topna will cause each of its Subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal, state or provincial securities Laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, including without limitation with respect to budgets and forecasts (in the case of Topna, on both a consolidated and consolidating basis), environmental and engineering reports relating to Owned Real Property, pending and threatened litigation, and prospective acquisitions and other significant transactions, provided, however, that (A) each of the parties will conduct any such review in a fashion as does not unreasonably disrupt the operations of the other or any Subsidiaries of the other, (B) in no event will a party be obligated to grant access hereunder or otherwise to any information that (1) would constitute a breach of any Contract (provided that any required consents thereunder have been requested) or violation of Law or (2) Topna determines in good faith, after consulting with counsel, is protected by the attorney-client or attorney work product privilege, and (C) in conducting any environmental review, UDS will not be entitled to conduct any borings or other so-called "Phase II" environmental testing procedures unless the conduct of such procedures has been recommended by a third-party environmental engineering firm of recognized competence based upon such firm's review of information then available to it, UDS gives notice thereof to Topna which in reasonable detail describes such recommendation and the stated reasons therefor Known to UDS and then only if and to the extent to which Topna has consented thereto, such consent not to be unreasonably withheld or delayed. Each of UDS and Topna will hold, and will cause its Representatives and affiliates to hold, any nonpublic information (including in respect of any termination of this Agreement) in accordance with the terms of the Confidentiality Agreement, provided, however, that if the Closing occurs, there will be no restrictions on any UDS Company in respect of information pertaining to the business, financial condition, results of operations or prospects of the Topna Companies.

     4.03. Reasonable Efforts. (a) On the terms and subject to the conditions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Arrangement and the other transactions contemplated by the Arrangement Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, such as those referred to in Sections 2.01(d)(A)-(D) and 2.02(d)(A)-(E)) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the Arrangement Agreements or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Arrangement Agreements.

     (b) In connection with and without limiting the foregoing, Topna and UDS will each use reasonable efforts (i) to take all action necessary to ensure that no state or provincial takeover statute or similar Law is or becomes applicable to this Agreement, the Arrangement or the other transactions contemplated hereby or any of the other Arrangement Agreements or the transactions contemplated thereby and (ii) if any state or provincial takeover statute or similar Law becomes applicable to this Agreement, the Arrangement or the other transactions contemplated hereby or any of the other Arrangement Agreements or any transaction contemplated thereby, to take all action necessary to ensure that the Arrangement and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Arrangement Agreements and otherwise to minimize the effect of such Law on the Arrangement and the other transactions contemplated by this Agreement and the other Arrangement Agreements.

     (c) In connection with and without limiting the generality of the foregoing, it is the intention of UDS to defend against any actual or threatened action, suit or proceeding arising or purportedly arising under federal or state antitrust laws and seeking to impose any restraint against the consummation of the Arrangement or any of the other effects specified in Section 5.02(d) hereunder, and Topna will reasonably cooperate in connection therewith. Notwithstanding the foregoing or any other provision hereof, Topna acknowledges that the decision as to whether to initiate or continue any such defense will be made by UDS in its sole discretion, nothing herein will affect UDS's or Canco's rights hereunder, including without limitation under Section 5.02(d), and in no event will UDS be required to agree to any divestiture, hold-separate or other requirement applicable to any UDS Company or Topna Company in connection with this Agreement or any of the transactions contemplated hereby.

     4.04. Stock Options. (a) Within 10 calendar days after the execution and delivery of this Agreement, the Topna Board (or, if appropriate, any committee administering the Topna Stock Plans) will adopt such resolutions and take such other actions (and Topna will furnish evidence thereof to UDS) so as to adjust the terms of all outstanding options to acquire Topna Shares granted under the Topna Stock Plans as necessary to provide that, at the Effective Time, each such option outstanding immediately prior to the Effective Time (a "Topna Option") (i) will be fully vested and exercisable and (ii) options to acquire Topna Shares will be deemed to constitute an option to acquire that number of UDS Shares calculated by multiplying (A) the number of Topna Shares subject thereto by (B) the Exchange Ratio, at an exercise price equal to
(1) the aggregate exercise price of such Topna Option divided by (2) the Exchange Ratio (each, as so adjusted, an "Adjusted Option"). Other than as set forth in the preceding sentence and the proviso to this sentence, each Adjusted Option shall on and after the Effective Time be subject to the same terms and conditions as the Topna Option to which it relates; provided that no Adjusted Option shall expire sooner than the earlier of
(i) six months (or, in the case of Topna's Chief Executive Officer on the date hereof, nine months) following the holder's termination for any reason described in Section 8.6 of the Topna 1990 Incentive Stock Plan, or
(ii) the end of the original term of the Topna Option to which it relates.

     (b) As soon as practicable after the Effective Time, UDS will deliver to the holders of Topna Options appropriate notices setting forth such holders' rights pursuant to the Topna Stock Plans and the agreements evidencing the Topna Options (and, following the Effective Time, the Adjusted Options) and confirming that the Topna Stock Plans and the Topna Options have been assumed by UDS in accordance with the terms and conditions required by this Section 4.04.

     (c) UDS will take necessary actions for the assumption of the Topna Stock Plans and the Topna Options as of the Effective Time, including the reservation and listing of UDS Shares as is necessary to effectuate the transactions contemplated by Section 4.04(a).

     (d) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to UDS, together with the consideration therefor and the withholding tax information, if any, required in connection with the related Topna Stock Plans. The Topna Board (or, if appropriate, any committee administering the Topna Stock Plan) shall approve a "cashless" exercise procedure whereby the holder of an Adjusted Option may deliver irrevocable instruction to a broker to sell shares underlying such Adjusted Option on the applicable national stock exchange.

     (e) Except as otherwise contemplated by this Section 4.04, all restrictions or limitations on transfer with respect to Topna Options awarded under the Topna Stock Plans, to the extent that such restrictions or limitations shall not have already lapsed, will remain in full force and effect with respect to such Topna Options after giving effect to the Arrangement and the assumption by UDS as set forth above.

     4.05. Certain Employee Matters. Following the Effective Time, UDS will cause Topna to honor and assume all obligations and liabilities relating to the employment change-in-control and severance agreements listed on Schedule 4.05 and the Employee Benefit Plans relating to such arrangements in accordance with the terms thereof.

     4.06. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Topna and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of Topna, the existence of which does not constitute a breach of this Agreement, will survive the Arrangement and continue in full force and effect in accordance with their respective terms.

     (b) The provisions of this Section 4.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     4.07.  Fees and Expenses.  (a)  Except as set forth in this Section
4.07 or in Section 6.01, all fees and expenses incurred in connection with this Agreement, the Arrangement and the other transactions contemplated hereby and the other Arrangement Agreements and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Arrangement is consummated, except that each of UDS and Topna will bear and pay one-half of the out-of-pocket costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement and any filing fees relating to the issuance of UDS shares in the Arrangement and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

     (b) In the event that (i) a Topna Takeover Proposal shall have been made known to Topna or has been made directly to its shareholders generally or any Person shall have publicly announced or disclosed an intention (whether or not conditional) to make a Topna Takeover Proposal and thereafter this Agreement is terminated by either UDS or Topna pursuant to Section 6.01(b)(i) or 6.01(b)(ii) and, in the case of a termination by UDS pursuant to Section 6.01(b), a Topna Board reconfirmation shall not have been given and publicly announced within five business days after any request therefor, or (ii) this Agreement is terminated by (A) UDS pursuant to Section 6.01(d) or (B) Topna pursuant to
Section 6.01(f), then Topna will promptly, but in no event later than two days after the date of such termination or at such earlier time as is contemplated hereby, pay UDS a fee equal to U.S. $15 million (the "Termination Fee"). Topna acknowledges that the agreements contained in this Section 4.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, UDS would not enter into this Agreement; accordingly, if Topna fails to pay promptly the amount due pursuant to this Section 4.07(b), and, in order to obtain such payment, UDS commences a suit which results in a judgment against Topna for the fee set forth in this Section 4.07(b), Topna will pay to UDS its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment is made.

     4.08. Public Announcements. UDS and Topna will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Arrangement, and the other Arrangement Agreements and will not issue any such press release or make any such public statement without the prior consent of the other party (which shall not be unreasonably withheld), except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange. The parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form heretofore agreed to by the parties.

     4.09. Affiliates. Prior to the Closing Date, Topna will deliver to UDS a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the shareholders of Topna, "affiliates" of Topna for purposes of Rule 145 under the Securities Act. Topna will use all reasonable efforts to cause each such Person to deliver to UDS on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B.

     4.10. NYSE Listing. UDS will use reasonable efforts to cause the UDS Shares to be issued in the Arrangement and under the Topna Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     4.11. Shareholder Litigation. Each of Topna and UDS will give the other the reasonable opportunity to participate in the defense of any shareholder litigation against Topna or UDS, as applicable, and its directors relating to the transactions contemplated by this Agreement and the other Arrangement Agreements.

     4.12. Issuance of Canco Shares. Canco will, in consideration of the deposit by UDS of the UDS Shares and cash in lieu of fractional UDS Shares with the depositary pursuant to the depositary agreement contemplated by the Plan of Arrangement, issue to UDS as of the Effective Time one additional Canco Common Share for each UDS Share so deposited plus a number of Canco Common Shares (rounded down to the nearest whole share) determined by dividing the aggregate cash payment made by UDS by the closing price for UDS Shares on the NYSE on the fifth business day prior to the Effective Time.

                       V.  CONDITIONS PRECEDENT

     5.01.  Conditions to Each Party's Obligation to Effect the
Arrangement. The respective obligation of each party to effect the Arrangement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a)  Interim Order.  The Interim Order shall have been obtained;

     (b) The Arrangement. The Arrangement shall have been approved at the Topna Shareholders Meeting in accordance with the Interim Order;

     (c)  The Final Order.  The Final Order shall have been obtained;

     (d) No Termination. This Agreement shall not have been terminated in accordance with the provisions hereof;

     (e) No Injunctions or Restraints. No judgment, Order, decree, statute, Law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Arrangement (collectively, "Restraints") shall be in effect; provided, however, that, subject to
Section 4.03(c), each of the parties shall have used reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

     (f)  NYSE Listing.  The UDS Shares issuable pursuant to this
Agreement and under the Topna Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (g) Regulatory Approvals. The waiting period prescribed under the HSR Act shall have expired or been terminated. UDS, Canco and Topna shall each have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied that he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, and such allowance or approval shall be consistent with this Agreement and not adversely affect the rights of the parties hereunder or the relative benefit to be obtained from the Arrangement.

     5.02. Conditions to Obligations of UDS and Canco. The obligations of each of UDS and Canco to effect the Arrangement are further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. There shall be no breach of any representation or warranty of Topna contained in this Agreement that, individually or in the aggregate when considered with any other such breach, could reasonably be expected to result in a Topna Material Adverse Effect, and UDS shall have received a certificate signed on behalf of Topna by the chief executive officer and the chief financial officer of Topna to such effect; provided, however, that, (i) for purposes of this
Section 5.02(a), any breach or alleged breach of Sections 2.01(a)-(d), 2.01(e) (first two sentences only), 2.01(f), 2.01(g) (clauses (ii) through
(v) only), 2.01(l), 2.01(p) (first sentence only) and 2.01(r)-(v) may be asserted by UDS regardless of Sections 6.01(g) and (h) or whether matters pertaining to any such Sections are discovered in the Topna Due Diligence Review and (ii) this Section 5.02(a) will not apply to any actual or alleged breach of any provision of Section 2.01 not listed in clause (i) hereof (collectively, the "Diligenced Reps") except to the extent that (A) such breach arises based on events occurring or failing to occur after May 10, 1997, in the case of any matter referred to in Section 6.01(g), or May 1, 1997, in the case of any matter referred to in Section 6.01(h), or (B) was a matter Known to Topna but not Known to UDS prior to such relevant date.

     (b) Performance of Obligations of Topna and Total. Each of Topna and Total shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Stockholder Agreement (as applicable) at or prior to the Effective Time, and UDS shall have received a certificate signed on behalf of Topna and Total by their respective chief executive officers and the chief financial officer of Topna to such effect.

     (c) No Topna Material Adverse Effect. At any time (i) after the date of this Agreement but prior to May 10, 1997, there shall not have occurred any event which, individually or when considered with any other such event, was Known to Topna but not Known to UDS until after such date, which could reasonably be expected to result in a Topna Material Adverse Effect or (ii) on or after May 10, 1997, there shall have occurred any event which, individually or when considered with any other event, could reasonably be expected to result in a Topna Material Adverse Effect.

     (d) No Litigation. There shall not be pending any suit, action or proceeding brought by or on behalf of any Governmental Entity (i) seeking to restrain or prohibit the consummation of the Arrangement or any of the other transactions contemplated by this Agreement or any of the other Arrangement Agreements or seeking to obtain from either Topna or UDS any damages that are material in relation to Topna and its Subsidiaries taken as a whole or UDS and its Subsidiaries taken as a whole, as applicable,
(ii) seeking to prohibit or limit the ownership or operation by Topna, UDS or any of their respective Subsidiaries of any portion of the business or assets of Topna, UDS or any of their respective Subsidiaries, or to compel Topna, UDS or any of their respective Subsidiaries to dispose of or hold separate any portion of the business or assets of Topna, UDS or any of their respective Subsidiaries, as a result of the Arrangement or any of the other transactions contemplated by this Agreement or any of the other Arrangement Agreements, or (iii) otherwise seeking any other relief which otherwise could have a Topna Material Adverse Effect or a UDS Material Adverse Effect, as applicable. In addition, there shall not be any Restraint enacted, entered, enforced or promulgated that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (ii) or (iii) above.

     (e) Tax Opinions. UDS shall not have received an opinion of either of Smith, Lyons or Jones, Day, Reavis & Pogue that due to a change in Law or any interpretation thereof by any Governmental Entity since the date hereof, such firm could not confirm as of the Effective Time that the tax consequences of the transactions contemplated therein were not substantially the same as set forth in the opinions of such firm delivered to UDS on the date hereof.

     (f) Dissenting Shares. There shall be no more than 2,000,000 Dissenting Shares in the aggregate.

     5.03. Conditions to Obligation of Topna. The obligations of Topna to effect the Arrangement are further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. There shall be no breach of any representation or warranty of UDS or Canco contained in this Agreement that, individually or in the aggregate when considered with any other such breach, could reasonably be expected to result in a UDS Material Adverse Effect, and UDS shall have received a certificate signed on behalf of UDS by the chief executive officer and the chief financial officer of UDS to such effect.

     (b) Performance of Obligations of UDS and Canco. Each of UDS and Canco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Topna shall have received a certificate signed on behalf of UDS by the chief executive officer and the chief financial officer of UDS to such effect.

     (c) No UDS Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any event which, individually or when considered together with any other event, could reasonably be expected to result in a UDS Material Adverse Effect.

     5.04. Frustration of Closing Conditions. None of UDS, Canco or Topna may rely on the failure of any condition set forth in Section 5.01,
5.02 or 5.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Arrangement and the other transactions contemplated by this Agreement and the other Arrangement Agreements, as required by and subject to Section 4.03.

                 VI.  TERMINATION, AMENDMENT AND WAIVER

     6.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Topna Shareholder
Approval:

     (a)  by mutual written consent of UDS and Topna;

     (b)  by either UDS or Topna:

          (i) if the Arrangement shall not have been consummated by September 30, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(b)(i) will not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Arrangement to be consummated by such time;

         (ii) if the Topna Shareholder Approval shall not have been obtained at a Topna Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

        (iii) if any Governmental Entity shall have issued a permanent Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Arrangement or any of the other transactions contemplated by this Agreement or the other Arrangement Agreements and such Restraint or other action shall have become final and nonappealable;

provided, however, that Topna may so terminate this Agreement pursuant to this Section 6.01(b) only if it is not in material breach of any provision hereof;

     (c) by UDS, if Topna shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(i) would give rise to the failure of a condition set forth in Section 5.02(a) or (b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Topna of such breach (a "Topna Material Breach") (provided that UDS is not then in UDS Material Breach of any representation, warranty or covenant contained in this Agreement);

     (d) by UDS, if (i) the Topna Board or any committee thereof shall have withdrawn or modified in a manner adverse to UDS its approval or recommendation of the Arrangement or this Agreement or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Topna Takeover Proposal, (ii) the Topna Board or any committee thereof shall have resolved to take any of the foregoing actions, or (iii) Total shall have breached any provision of the Stockholder Agreement between UDS and Total entered into substantially simultaneously herewith;

     (e) by Topna, if UDS shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(i) would give rise to the failure of a condition set forth in Section 5.03(a) or (b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to UDS of such breach (a "UDS Material Breach") (provided that Topna is not then in Topna Material Breach of any representation, warranty or covenant contained in this Agreement);

     (f) by Topna in accordance with Section 3.02(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that prior to such termination it has paid the Termination Fee provided in Section 4.07;

     (g) by UDS, if the Total Due Diligence Amount equals or exceeds U.S. $50.0 million, calculated on a pre-tax basis and without giving effect to any time value of money factor. For purposes of this Section 6.01(g), UDS will be entitled to conduct a due diligence examination ("Topna Due Diligence Review") of the business, assets, rights, liabilities, obligations, financial condition, results of operations and prospects of the Topna Companies and Topna will cooperate therewith and furnish information and access to UDS as otherwise provided herein in connection therewith. During the course of such review, UDS will use reasonable efforts to inform Topna and the Arbiter of material developments therein, including by reviewing the results thereof with Topna and the Arbiter at a meeting to be held at the headquarters of Topna between the 10th and 15th calendar day of the Topna Due Diligence Review, but the failure by UDS so to inform Topna or the Arbiter of any such matter will not prejudice or otherwise affect the rights and obligations of the parties hereunder. On or prior to May 10, 1997, UDS may, at its option, deliver to Topna UDS's calculation of the Total Due Diligence Amount, together with a schedule describing the material components of such calculation in reasonable detail. If requested by Topna, representatives of UDS will meet with representatives of Topna and the Arbiter at Topna's headquarters during the period from May 11, 1997 to May 12, 1997 in an effort to resolve any disagreement relating to such determination. If, on or prior to May 14, 1997, Topna disagrees with UDS's calculation of the Total Due Diligence Amount, Topna will give notice to UDS and the Arbiter on or prior to such date, which notice will (i) set forth Topna's calculation of the Total Due Diligence Amount (if any) and (ii) specify in reasonable detail the basis for Topna's disagreement with UDS's calculation in relation to the components of UDS's calculation contemplated above. The failure by UDS to give the notice contemplated above by May 10, 1997 will constitute UDS's waiver of its rights under this Section 6.01(g) and the failure by Topna to express disagreement with any component of UDS's calculation of the Total Due Diligence Amount by May 14, 1997 will be deemed to constitute Topna's acceptance thereof for all purposes hereof. During the period from May 15, 1997 to May 22, 1997, the parties may make such submissions to the Arbiter as they may elect, will appear, together, before the Arbiter on such terms as the Arbiter may elect and during such period and any subsequent period the parties will use their respective reasonable efforts to cause the Arbiter to render its decision as contemplated herein as promptly as practicable with the objective that the Arbiter renders a final decision not later than May 27, 1997. For purposes of this Agreement, (i) "Arbiter" means a "Big 6" accounting firm mutually accepted by UDS and Topna by April 18, 1997; (ii) the Arbiter's determination of the Total Due Diligence Amount will represent its determination of the most likely outcome of any matter, and be determined by it in its sole discretion based solely on the submissions of the parties and such consultation and such other investigations as the Arbiter may deem relevant in its sole discretion (the parties hereby acknowledging that the Arbiter may, but will not be required to, consult with such other professionals or other Persons as it may elect in its sole discretion), any such determination to be final and binding on the parties; (iii) in no event will the Arbiter have any liability or obligation to any of the parties or any other Person by reason of any such determination; (iv) each of UDS and Topna will pay one-half of the fees and all other amounts due the Arbiter (including without limitation amounts due any other professional firms selected by the Arbiter); (v) the term "Total Due Diligence Amount" means the sum of (A) the Unreserved Liabilities and (B) the Plan Variances, in each case determined by the Arbiter as aforesaid;
(vi) "Unreserved Liabilities" means the sum of (A) the total amount of any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. GAAP to be reflected in a consolidated balance sheet of Topna or to be referenced in the notes thereto, in the opinion of the Arbiter as aforesaid, but excluding therefrom the portion thereof (1) reflected in the 12/31/96 Topna Balance Sheet, (2) incurred or accrued on or after January 1, 1997 in accordance with or contemplated by the representations, warranties and covenants of Topna herein contained (without giving effect to any limitation or qualification therein as to materiality, any Topna Material Adverse Effect or Topna's Knowledge (collectively, the "Materiality/Knowledge Limitations")), and (3) specifically described in Sections 2.01(e), 2.01(j) or 2.01(h) (Items 1-4, 6-13, and 24 only) of the Topna Disclosure Schedule (such Sections of the Topna Disclosure Schedule, as so limited, the "Particularly Scheduled Items"); and (vii) the term "Plan Variances" means any cost, damage, expense, liability or other loss (including without limitation lost profit or cash flow), arising out of any liabilities, obligations or states of facts of any nature (whether accrued, absolute, contingent or otherwise), other than the Particularly Scheduled Items, to the extent that the same (A) constitutes a breach of any representation or warranty contained in Article II (without giving effect to any Materiality/Knowledge Limitation or matter in the Topna Disclosure Schedule other than the Particularly Scheduled Items) and (B) is inconsistent with any assumptions underlying the Five-Year Plan, the existence and extent thereof to be determined in either such case in the opinion of the Arbiter as aforesaid; or

     (h) by UDS, if the amount by which, in the written opinion of the Arbiter delivered to Topna on or before May 1, 1997, the TPI Tax Basis, as determined under Canadian tax law in the opinion of the Arbiter arrived at as contemplated in Section 6.01(g), is less than Canadian $397.0 million. For purposes of this Section 6.01(h), UDS will be entitled to conduct a due diligence examination of the books and records of Topna, Topna will cooperate therewith and furnish information and access to Topna as otherwise provided herein, and the Arbiter's opinion contemplated herein will be made by the Arbiter in accordance with the procedures set forth in
Section 6.01(g) (except as specifically modified hereby).

     6.02. Effect of Termination. In the event of termination of this Agreement by either Topna or UDS as provided in Section 6.01, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of UDS, Canco or Topna, other than the provisions of Section 2.01(t), Section 2.02(h), Section 4.08, Section 4.02 (last sentence only), this Section 6.02 and Article VII and except to the extent that such termination results from the prior breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

     6.03. Amendment. This Agreement may be amended by the parties at any time before or after the Topna Shareholder Approval; provided, however, that after any such approval, there may not be made any amendment that by Law requires further approval by the shareholders of Topna or the approval by the shareholders of UDS without the approval of such shareholders as may be required by the Court. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     6.04. Extension; Waiver. At any time prior to the Effective Time, a party may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) subject to the proviso of Section 6.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     6.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 6.01, an amendment of this Agreement pursuant to Section 6.03 or an extension or waiver pursuant to Section 6.04 will, in order to be effective, require, in the case of UDS or Topna, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors.

                           VII.  GENERAL PROVISIONS

     7.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 7.01 will not limit any covenant of the parties which by its terms contemplates performance after the Effective Time or any provision of the Stockholder Agreement.

     7.02. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as will be specified to the other parties by like notice):

     (a)  If to Topna, to:

               Total Petroleum (North America) Ltd.
               Total Tower
               900 19th Street
               Denver, Colorado 80202
               Telecopy:  (303) 291-2193
               Attention:  C. Gary Jones

          with copies to:

               Total
               Total Refining and Marketing
               51, Esplanade du General deGaulle
               CEDEX 97
               La Defense 10
               92907 Paris, France
               Telecopy:  1 41 35 42 91
               Attention:  Jean-Paul Vettier

               Proskauer Rose Goetz & Mendelsohn LLP
               1585 Broadway
               New York, New York 10036
               Telecopy:  (212) 969-2900
               Attention:  Stanley Komaroff, Esq.

     (b)  If to UDS or Canco, to:

               Ultramar Diamond Shamrock Corporation
               9830 Colonnade Boulevard
               San Antonio, Texas 78230
               Telecopy:  (210) 691-6492
               Attention:  Patrick J. Guarino, Esq.

          with a copy to:

               Jones, Day, Reavis & Pogue
               599 Lexington Avenue
               New York, New York  10022
               Telecopy:  (212) 755-7306
               Attention:  Robert A. Profusek, Esq.


     7.03.  Definitions.  For purposes of this Agreement:

     (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

     (b) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

     (c) A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and

     (d) "Knowledge" of any party means the actual knowledge of the officers of such party, or any of them, specified in Section 7.03 of the Topna Disclosure Schedule or the UDS Disclosure Schedule, as the case may be, after reasonable inquiry, or the possession of facts by such party's officers, or any of them, after reasonable inquiry, from which he or she could reasonably conclude that a particular event or circumstance existed.

     (e) "Material Adverse Effect" means any material adverse effect on the business, financial condition or results of operations of the relevant party and its Subsidiaries, taken as a whole, in any such case calculated on a pre-tax basis and without giving effect to any time value of money factor, or on the ability of such party to perform its obligations under any of the Arrangement Agreements; a "Topna Material Adverse Effect" means a Material Adverse Effect pertaining to Topna or the Topna Companies, as the case may be; and a "UDS Material Adverse Effect" means a Material Adverse Effect pertaining to UDS or the UDS Companies, as the case may be.

     (f) A "Significant Subsidiary" of a Person means any Subsidiary that would constitute a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     7.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference will be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     7.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     7.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Arrangement Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Sections 4.04 and 4.06, are not intended to confer upon any Person other than the parties any rights or remedies.

     7.07. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of Delaware, except to the extent mandatorily governed by the laws of Canada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     7.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     7.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than Delaware.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                         ULTRAMAR DIAMOND SHAMROCK CORPORATION


                         By:  /s/ Roger R. Hemminghaus
                              Roger R. Hemminghaus
                              Chairman and Chief Executive Officer


                         By:  /s/ Jean Gaulin
                              Jean Gaulin
                              President and Chief Operating Officer


                         3007152 NOVA SCOTIA COMPANY


                         By:  /s/ Patrick J. Guarino
                              Patrick J. Guarino
                              Vice President



                         TOTAL PETROLEUM (NORTH AMERICA) LTD.


                         By:   /s/ Jean-Paul Vettier
                              Jean-Paul Vettier
                              Chairman of the Board


                         By:  /s/ C. Gary Jones
                              C. Gary Jones
                              President and Chief Executive Officer

                           EXHIBIT A
                            to the
       Arrangement Agreement dated as of April 15, 1997,
                             among
            Ultramar Diamond Shamrock Corporation,
                a Delaware corporation ("UDS"),
                 3007152 Nova Scotia Company,
           a Nova Scotia unlimited liability company
        and a wholly owned Subsidiary of UDS ("Canco"),
          and Total Petroleum (North America) Ltd.,
               a Canadian corporation ("Topna")

            PLAN OF ARRANGEMENT UNDER SECTION 192
           OF THE CANADA BUSINESS CORPORATIONS ACT,

I.  INTERPRETATION

     1.1. Definitions. All terms used in this Plan of Arrangement with initial capital letters have the following meanings, unless the subject matter or context is inconsistent therewith:

     "Arrangement" means the arrangement under Section 192 of the CBCA involving the exchange of securities as contemplated in this Plan of Arrangement;

     "Arrangement Agreement" means the arrangement agreement dated as of April 15, 1997 among UDS, Canco and Topna to which this Plan of
Arrangement is attached as Exhibit A;

     "Arrangement Consideration" means the number of UDS Shares which a holder of Topna Shares is entitled to receive in accordance with the provisions of Section 2.3 upon the Arrangement becoming effective;

     "Canco Shares" means common shares in the capital of Canco;

     "Certificate" means a certificate previously representing Topna
Shares;

     "Depositary" means in the United States, Registrar and Transfer Company, and in Canada, R-M Trust Company;

     "Depositary Agreement" means the depositary agreement among the Depositary, UDS, Topna and Canco;

     "Director" means the Director appointed under Section 260 of the CBCA;

     "Effective Date" means the date on which the Arrangement becomes effective as shown on the certificate of arrangement issued by the Director pursuant to the CBCA;

     "Effective Time" means 12:01 a.m. (Eastern time) on the Effective
Date;

     "Exchange Fund" has the meaning set forth in Section 4.1(a);

     "Topna Shares" means common shares in the capital of Topna;

     "UDS Shares" means common shares, par value $0.01 per share, of UDS.

     1.2. Interpretation. When a reference is made in this Plan of Arrangement to an Article or Section, such reference will be to an Article or Section of this Plan of Arrangement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Plan of Arrangement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Plan of Arrangement will refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement. All terms defined in this Plan of Arrangement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All sums of money referred to in this Plan of Arrangement are expressed in lawful currency of the United States.

                            II.  ARRANGEMENT

     2.1. Arrangement Agreement. This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement.

     2.2. Effect on Capital of Canco. Each Canco Share which is issued and outstanding immediately prior to the Effective Time will remain outstanding and the Arrangement will not effect any change in any of such Canco Shares.

     2.3. Exchange of Topna Shares. As of the Effective Time, each issued and outstanding Topna Share will be acquired by Canco in exchange for 0.322 of a UDS Share. Notwithstanding any other provision hereof, effective as of the Effective Time, without further action, the rights of holders of Topna Shares immediately prior to the Effective Time will cease and, subject to Article III, thereafter such holders will have only the right to receive the Arrangement Consideration and any dividends or other distributions with respect thereto with a record date after the Effective Time and cash payments in lieu of any fractional UDS Shares which such holders are entitled to receive pursuant to the provisions of Article IV.

                        III. RIGHTS OF DISSENT

     3.1. Dissenting Shares. Holders of Topna Shares may exercise rights of dissent in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, subject to the following additional provisions:

(a) Holders who duly exercise their rights of dissent and who are ultimately entitled to be paid fair value for their Topna Shares as herein provided will (i) be deemed to have transferred their Topna Shares to Topna for cancellation and such Topna Shares will be canceled at the Effective Time and (ii) not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their right of dissent; and

(b) Holders who duly exercise their right of dissent and who are ultimately not entitled, for any reason, to be paid fair value for their Topna Shares will be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Topna Shares.

In no case will Topna or any other Person be required to recognize such holders as holders of Topna Shares after the Effective Time, and the names of such holders of Topna Shares will be deleted from the register of holders of Topna Shares as of the Effective Time.

                        IV. DEPOSITARY ARRANGEMENTS

     4.1. (a) Depositary. Prior to the Effective Time, the Depositary will have received from UDS pursuant to the Depositary Agreement, for the benefit of the holders of Topna Shares exchanged pursuant to Section 2.3, certificates representing the number of UDS Shares to be issued in exchange for Topna Shares in accordance with the provisions of Section 2.3 and a cash payment (and/or an irrevocable undertaking by UDS to make cash payments when determinable) in lieu of fractional UDS Shares in amounts determined pursuant to Section 4.1(d) (such UDS Shares, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and cash payments in lieu of any fractional UDS Share, being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures. Upon surrender of a Certificate to the Depositary, together with a letter of transmittal from the holder thereof, specifying, among other things, that delivery will be effected and risk of loss and title to the Certificate will pass only upon delivery of the Certificate to the Depositary, duly executed, and such other documents as may reasonably be required by Topna and the Depositary, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing the Arrangement Consideration and cash, if any, which such holder has the right to receive pursuant to the provisions of Section 4.1(d). In the event of a transfer of ownership of Topna Shares which is not registered in the transfer records of Topna, certificates representing the Arrangement Consideration may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance either pays any transfer or other taxes required by reason of the issuance of UDS Shares to a Person other than the registered holder of such Certificate or establishes to the satisfaction of UDS that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 4.1(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Arrangement Consideration and dividends or other distributions with respect thereto with a record date after the Effective Time and a cash payment in lieu of any fractional UDS Shares which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of
Article IV. No interest will be paid or will accrue on any Arrangement Consideration or any dividends, other distributions or cash payable to holders of Certificates pursuant to the provisions of this Article IV.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to UDS Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the UDS Shares receivable in exchange therefor and all such dividends and other distributions will be paid to the Depositary and will be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article IV. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there will be paid to the holder of the certificate representing whole UDS Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole UDS Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole UDS Share.

     (d) No Fractional Shares. (i) No certificates or scrip representing fractional UDS Shares will be issued upon the surrender of Certificates for exchange for Arrangement Consideration, and no dividend, stock split, other change in the capital structure of UDS or distribution of UDS will be payable with respect to such fractional share interests and such fractional share interests will not entitle the holder thereof to vote or to any other rights of a stockholder of UDS.

         (ii) In lieu of the issuance of any such fractional share interests in UDS, each holder of Topna Shares will be entitled to receive out of the Exchange Fund an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Topna Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a UDS Share as reported in the New York Stock Exchange Composite Transactions Report (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) on the date which is five business days prior to the Effective Date.

     (e) No Liability. None of UDS, Canco, Topna or the Depositary will be liable to any Person in respect of any UDS Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the sixth anniversary of the Effective Time (or immediately prior to such earlier date on which any Arrangement Consideration would otherwise escheat to or become the property of any governmental authority), any such Arrangement Consideration will become the property of Canco, free and clear of all claims or interest of any Person previously entitled thereto.

                               EXHIBIT B

                      [Form of Affiliate Agreement]




Ultramar Diamond Shamrock Corporation
9830 Colonnade Blvd
San Antonio, Texas  78230

Ladies and Gentlemen:

     The undersigned is a holder of shares of Common Stock, no par value ("Topna Common Stock"), of Total Petroleum (North America) Ltd., a Canadian corporation ("Topna"). The undersigned may receive shares of Common Stock, par value $0.01 per share ("UDS Common Stock"), of Ultramar Diamond Shamrock Corporation, a Delaware corporation ("UDS"), in connection with the business combination between Topna and UDS pursuant to a plan of arrangement (the "Arrangement").

     The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Topna as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the rules and regulations under the Securities Act of 1933, as amended (the "Act"). Execution of this Agreement by the undersigned should not be construed as an admission of "affiliate" status or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this Agreement.

     If in fact the undersigned were an affiliate of Topna under the Securities Act, the undersigned's ability to sell, transfer or otherwise dispose of any UDS Common Stock received by the undersigned in exchange for any shares of Topna Common Stock pursuant to the Arrangement may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

     A. The undersigned hereby represents to and covenants with UDS that the undersigned will not sell, transfer or otherwise dispose of any UDS Common Stock received by the undersigned in exchange for shares of Topna Common Stock pursuant to the Arrangement except (i) pursuant to an effective registration statement under the Securities Act, (ii) by a sale made in conformity with the provisions of Rule 145 (and otherwise in accordance with Rule 144 under the Securities Act if the undersigned is an affiliate of UDS and if so required at the time), or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to UDS or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "Commission"), is not required to be registered under the Securities Act.

     B. The undersigned understands that, [except as provided in the Stockholder Agreement to which the undersigned is a party], UDS is under no obligation to register the sale, transfer or other disposition of UDS Common Stock by the undersigned or on behalf of the undersigned under the Securities Act or, except as provided in paragraph F.1 below, to take any other action necessary in order to make compliance with an exemption from such registration available.

     C. The undersigned also understands that stop transfer instructions will be given to UDS's transfer agent with respect to the UDS Common Stock issued to the undersigned and that there will be placed on the certificates for the UDS Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

          THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED APRIL 15, 1997 BETWEEN THE REGISTERED HOLDER HEREOF AND ULTRAMAR DIAMOND SHAMROCK CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ULTRAMAR DIAMOND SHAMROCK.

     D. The undersigned also understands that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, UDS reserves the right to place the following legend on the certificates issued to the undersigned's transferees:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

     E. In the event of a sale of UDS Common Stock pursuant to Rule 145, the undersigned will supply UDS with evidence of compliance with such Rule, in the form of customary sellers' and brokers' Rule 145 representation letters or as UDS may otherwise reasonably request. The undersigned understands that UDS may instruct its transfer agent to withhold the transfer of any UDS Common Stock disposed of by the undersigned in a manner inconsistent with this letter.

     F. By UDS's acceptance of this Agreement, UDS hereby agrees with the undersigned as follows:

     1. For so long as necessary to permit the undersigned to sell the UDS Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, UDS will (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) furnish to the undersigned upon request a written statement as to whether UDS has complied with such reporting requirements during the 12 months preceding any proposed sale of UDS Common Stock by the undersigned under Rule 145 and Rule 144. UDS has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

     2. It is understood and agreed that the legends set forth in paragraphs C and D above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Securities Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year will have elapsed from the date the undersigned acquired UDS Common Stock received in the Arrangement and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years will have elapsed from the date the undersigned acquired the UDS Common Stock received in the Arrangement and the provisions of Rule 145(d)(3) are then applicable to the undersigned, (iii) UDS has received either an opinion of counsel, which opinion and counsel will be reasonably satisfactory to UDS, or a "no action" letter obtained from the staff of the Commission, to the effect that the UDS Common Stock subject thereto may be transferred free of the restrictions imposed by Rule 144 or 145 under the Securities Act, or (iv) in the event of a sale of UDS Common Stock received by the undersigned in the Arrangement which has been registered under the Securities Act or made in conformity with the provisions of Rule 145; and, in the case of (i) and (ii) above, UDS has received either an opinion of counsel, which opinion and counsel will be reasonably satisfactory to UDS, or a "no action" letter obtained from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

     The undersigned acknowledges that it has carefully reviewed this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of UDS Common Stock received by the undersigned in the Arrangement.

                                   Very truly yours,



                                        [Name]



Accepted this ___ day of
_________, 1997 by:

ULTRAMAR DIAMOND SHAMROCK CORPORATION

By:
Name:
Title: